UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2021
NEOPHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
NeoPhotonics Corporation
3081 Zanker Road
San Jose, California 95134
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (408) 232-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.0025 par value	NPTN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Election of Director
On March 25, 2021, the Board of Directors of NeoPhotonics Corporation (the “Company”) appointed Kimberly Chainey to the Board of Directors, to serve as a Class III director with a term to expire at the Company’s 2022 Annual Meeting of Stockholders or until such time as her successor is duly elected and qualified or until the earlier of her death, resignation or removal.

Ms. Chainey will receive compensation for her service as a director in accordance with the Company’s compensation policies for non-employee directors, which are described under the caption “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 23, 2020.

The Company intends to enter into its standard form of indemnification agreement with Ms. Chainey (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Ms. Chainey, under the circumstances and to the extent provided for therein, for certain expenses which she may be required to pay in connection with certain claims to which she may be made a party by reason of her service to the Company as a director, and otherwise to the fullest extent under applicable law.

Retention Agreement

The Company entered into an updated retention agreement with Mr. Yang Chiah Yee, the Company’s Senior Vice President of Global Sales effective as of March 25, 2021. The retention agreement provides for the payment of severance benefits to Mr. Yee in the event of certain terminations of his employment and updates and supersedes the prior retention agreement with Mr. Yee dated March 19, 2018. The updated retention agreement was approved by the Compensation Committee of the Company's Board of Directors.

The retention agreement provides for the payment of severance benefits to Mr. Yee in the event of the termination of his employment as described below.

Involuntary termination generally. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination, and provided that Mr. Yee provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).

Involuntary termination following a change in control. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Yee provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of his base salary, (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance) and (C) 100% of his target bonus for the year of termination; and (2) the vesting of all of Mr. Yee's outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Yee’s employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.

The definitions of “Involuntary Termination” and “Change in Control” are the same as those that apply to the Company’s other named executive officers as described under the caption “Employment Agreements” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 23, 2020

The foregoing description of the retention agreement with Mr. Yee does not purport to be complete and is qualified in its entirety by reference to the full text of the retention agreement attached hereto as Exhibits 10.1, which is incorporated herein by reference.
ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.
(d)    Exhibits.

Exhibit Number	Description

10.1	Updated Retention Agreement, dated March 25, 2021, between Yang Chiah Yee and NeoPhotonics Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2021	NEOPHOTONICS CORPORATION

	By:	/S/ ELIZABETH EBY
Elizabeth Eby
Senior Vice President, Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)